FOR IMMEDIATE RELEASE
Maximus Board Authorizes $200 Million Increase to Purchase Program of Maximus Common Stock
Previous $200 million authorization has been completed
(Tysons, Va. – December 11, 2024) – Maximus (NYSE: MMS), a leading employer and provider of government services, announced today that its Board of Directors has authorized a $200 million increase to the purchase program for Maximus common stock, enabling ongoing, opportunistic purchase activity.
The previous $200 million authorization announced in June 2024 had $171.4 million available capacity at September 30, 2024. Recent share purchase activity in the current quarter consumed the remaining capacity.
The Company intends to purchase shares opportunistically at prevailing market prices in the open market, via 10b5-1 plans, or in privately negotiated transactions, with the amount and timing of purchases depending on market conditions, corporate needs, and other factors.
This program does not obligate the Company to acquire any particular amount of Common Stock, has no specified expiration date, and may be extended, modified, suspended or discontinued at any time at the Company’s discretion.
“We are confident in our future and ability to be an effective and efficient partner to government. Increasing the amount authorized under this program is consistent with our opportunistic approach to purchasing our common stock,” commented Bruce Caswell, President and Chief Executive Officer of Maximus. “Our capital allocation priorities are unchanged and continue to be based on a disciplined approach to maximize value for our shareholders.”
About Maximus
As a leading strategic partner to government, Maximus helps improve the delivery of public services amid complex technology, health, economic, environmental, and social challenges. With a deep understanding of program service delivery, acute insights that achieve operational excellence, and an extensive awareness of the needs of the people being served, our employees advance the critical missions of our partners. Maximus delivers innovative business process management, impactful consulting services, and technology solutions that provide improved outcomes for the public and higher levels of productivity and efficiency of government-sponsored programs. For more information, visit maximus.com.
Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this Current Report on Form 8-K are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s stock purchase program and capital allocation priorities. Actual results may differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: the fact that common stock purchases may not be conducted in the timeframe or in the manner the Company expects, or at all, the Company’s capital allocation priorities may shift and the other risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024, as updated by the Company’s other filings with the Securities and Exchange Commission, copies of which are available free of charge on the Company’s website at investor.maximus.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts:	Investor Relations	Media & Public Relations
	James Francis	Eileen Cassidy Rivera
	Jessica Batt	media@maximus.com
IR@maximus.com

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